Exhibit 16

August 3, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Ryerson Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ryerson Inc. dated August 3, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of the material weakness disclosed in such Form 8-K or regarding any remedial actions taken with respect to such material weakness.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP